FUTURE ADVANCE PROMISSORY NOTE

U.S. $400,000.00	Miami, Florida
January 11, 2013

1.          Parties:

1.1          Net Talk.Com, Inc., a Florida corporation (the "Borrower")

1.2          1080 NW 163 DRIVE, LLC, a Florida Limited Liability Company (the "Lender")

2.          Borrower's Promise to Pay:          For value received Borrower promises to pay to the order of Lender, its successors or assigns Four Hundred Thousand and 00/100 Dollars ($400,000.00) (the "Principal") or so much thereof as may be advanced hereunder, plus interest (the "Interest") on the Principal from time to time remaining unpaid.

3.          Interest:

3.1          Rate:          TWELVE PERCENT (12%) per annum, such rates sometimes referred to as the "Applicable Interest Rate".

3.2          Interest Computation: Interest shall be computed on the outstanding principal balance for the actual number of days which have elapsed from the date of each advance, calculated on a basis of a 360-day year. Upon the occurrence of any default under the loan documents (regardless of whether or not the maturity date of the indebtedness evidenced hereby (the "Loan") is accelerated, all advances of the Loan shall bear interest at the highest rate allowed by law (the "Default Rate").

4.          Payments:          Interest only monthly at the Applicable Interest Rate. The first such monthly interest payment to be due and payable February 28, 2013 , and monthly thereafter on the 29th (with the exception of February which shall be due on the last day of that month) of each month until the Maturity Date.

5.          Maturity Date:          This Note shall mature and the entire unpaid Principal and any accumulated unpaid Interest thereon shall be due and payable on November 29, 2014 (the "Maturity Date").

6.          Additional Interest Rate Provisions:

6.1          All payments hereunder shall be made in lawful money of the United States of America.

6.2          In the event that the interest rates applicable under this Note (collectively the "Applicable Interest Rate") or the Default Rate exceeds the maximum rate of interest allowed by applicable law, as amended from time to time, in any interest period during the initial term or any extension of this Note, only the maximum rate of interest allowed shall then be charged but thereafter in any interest period or periods during which the rate is less than the maximum rate allowed by applicable law, as amended from time to time, the Applicable Interest Rate and the Default Rate shall be increased so that Lender, its successors or assigns, may collect interest in such amount as may have been charged pursuant to the terms of this Note, but which was not charged because of the limitation imposed by law.

6.3          It is the intent of the parties hereto that in no event shall the amount of interest due or payment in the nature of interest payable hereunder exceed the maximum rate of interest allowed by applicable law, as amended from time to time, and in the event any such payment is paid by the Borrower or received by the Lender, then such excess sum shall be credited as a payment of Principal, unless the Borrower shall notify the Lender, in writing, that the Borrower elects to have such excess sum returned to it forthwith. The Lender may, in determining the maximum rate of interest allowed under applicable law, as amended from time to time, take advantage of: (i) the rate of interest permitted by Florida Statutes, Chapter 687.12 ("Interest rates; parity among licensed lenders or creditors") and 12 United States Code, Section 85 and 86, and (ii) any other law, rule or regulation in effect from time to time, available to Lender which exempts Lender from any limit upon the rate of interest it may charge or grants to Lender the right to charge a higher rate of interest than that allowed by Florida Statutes, Chapter 687.

7.          Prepayment:          This promissory note may only be prepaid in whole or in part during the first twelve (12) months of its existence, upon the payment of a prepayment premium from the borrower to the holder hereof in an amount equal to the amount of interest that would have been earned upon the portion so prepaid had it remained in existence for a full twelve (12) months. Thereafter this promissory note may be prepaid in whole or part without penalty at any time.

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The aforedescribed prepayment premium shall be due and payable by the borrower to the holder hereof, regardless of whether the prepayment is voluntary or involuntary, by reason of default and acceleration and regardless of whether the holder hereof collects default interest or not.

8.          Application of Payments:          So long as no default has occurred in this Note, all payments hereunder shall first be applied to Interest, then to Principal. Upon default in this Note, all payments hereunder shall first be applied to costs, then to Interest, and the remainder to Principal.

9.          Other Instruments:          The term "Loan Documents" shall mean all and any of the documents now or hereafter executed by Borrower, by others, or by Borrower and others, in favor of Lender, which wholly or partly secure or are executed in connection with this Note, including, but not limited to any loan commitment given by Lender to Borrower.

10.          Place of Payment:          All payments hereunder shall be made at Lender's Offices at 1541 Sunset Drive - Suite 302, South Miami, FL 33143, or such other place as Lender may from time to time designate in writing.

11.          Default:

11.1          If any payment of Principal, Interest, or other sum due Lender hereunder or under any of the Loan Documents is not paid within fifteen (15) days of the date as and when due, or if any other default occurs under any of the Loan Documents, or if any obligation of Borrower under any of the Loan Documents is not fully performed, then this Note shall be in default.

11.2          Upon default in this Note, the Lender, at its option, may declare the entire unpaid Principal balance of this Note, together with accrued Interest, to be immediately due and payable without notice or demand.

11.3          In addition to payments of Interest and Principal, if there is a default in this Note the Lender shall be entitled to recover from the Borrower all of the Lender's costs of collection, including the Lender's attorney, paralegal, and legal assistant fees and court costs (whether for services incurred in collection, litigation, bankruptcy proceedings, appeals or otherwise), and all other costs incurred in connection therewith, including but not limited to preparation of default letters or notices related thereto.

11.4          Upon default in this Note, the unpaid principal balance (together with all sums due hereunder) shall thereafter bear interest at the maximum rate allowed by law, "the default rate" and Post-judgment interest shall accrue on the unpaid balance of any judgment entered on this promissory note at the default rate provided herein, pursuant to Section 55.03(1), Florida Statutes, as amended from time to time.

11.5          The default rate of interest will prevail after judgment pursuant to Section 55.03, Florida Statutes, as amended from time to time.

12.          Late Charge:          A late charge of five percent (5%) of any payment required hereunder shall be imposed on each and every payment, including the final payment due hereunder, not received by the Lender within five (5) days after it is due. The late charge is not a penalty, but liquidated damages to defray administrative and related expenses due to such late payment. The late charge shall be immediately due and payable and shall be paid by the Borrower to the Lender without notice or demand. This provision for a late charge is not and shall not be deemed a grace period, and Lender has no obligation to accept a late payment. Further, the acceptance of a late payment shall not constitute a waiver of any default then existing or thereafter arising in this Note.

13.          Waivers:          The Borrower and any endorsers, sureties, guarantors and all others who are, or may become liable for the payment hereof severally: (a) waive presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, (b) waive any exemption of disposable earnings from attachment or garnishment under Florida Statutes, Section 222.11, (c) consent to all extensions of time, renewals, postponements of time of payment of this Note or other modifications hereof from time to time prior to or after the maturity date hereof, whether by acceleration or in due course, without notice, consent or consideration to any of the foregoing, (d) agree to any substitution, exchange, addition, or release of any of the security for the indebtedness evidenced by this Note or the addition or release of any party or person primarily or secondarily liable hereon, (e) agree that the Lender shall not be required first to institute any suit, or to exhaust its remedies against the undersigned or any other person or party to become liable hereunder or against the security in order to enforce the payment of this Note and (f) agree that, notwithstanding the occurrence of any of the foregoing (except by the express written release by Lender of any such person), the undersigned shall be and remain, jointly and severally, directly and primarily liable for all sums due under this Note.

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14.          Set-Offs:          The Borrower and any endorsers, sureties, guarantors, and all others who are, or who may become liable for the payment hereof, severally expressly grant to the Lender a continuing First Mortgage lien security interest in and authorize and empower the Lender, at its sole discretion, at any time after the occurrence of a default hereunder to appropriate and, in such order as Lender may elect, apply to the payment hereof or to the payment of any and all indebtedness, liabilities and obligations of such parties to the Lender or any of Lender's affiliates (whether such indebtedness, liabilities and obligations are or will be joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, matured or unmatured, including, but not limited to, any letter of credit issued by Lender for the account of any such parties), any and all money, general or specific deposits, or collateral of any such parties now or hereafter in the possession of the Lender.

15.          Submission to Jurisdiction:          Borrower, and any endorsers, sureties, guarantors and all others who are, or who may become liable for the payment hereof severally, irrevocably and unconditionally (a) agree that any suit, action, or other legal proceeding arising out of or relating to this Note may be brought, at the option of the Lender, in a court of record of the State of Florida in Miami-Dade County, in the United States District Court for the Southern District of Florida, or in any other court of competent jurisdiction; (b) consent to the jurisdiction of each such court in any such suit, action or proceedings; and (c) waive any objection which it or they may have to the laying of venue of any such suit, action, or proceeding in any of such courts.

16.          Miscellaneous Provisions:

16.1          The term Lender as used herein shall mean any holder of this Note.

16.2          Time is of the essence in this Note.

16.3          The captions of sections of this Note are for convenient reference only, and shall not affect the construction or interpretation of any of the terms and provisions set forth in this Note.

16.4          All notices, demands, requests and other communications required under this Note shall be given in writing delivered by hand or mail, and shall be conclusively deemed to have been received when, upon receipt or refusal of such receipt, by United States first class mail, return receipt requested, postage prepaid, addressed to the party for whom it is intended at the following address: For Lender at 1541 Sunset Drive - Suite 302, South Miami, FL 33143, and for Borrower at 1080 NW 163 Drive, Miami, FL 33169. Any party may designate a change of address by written notice to the other party, received by such other party at least ten (10) days before such change of address is to become effective.

16.5          This Note shall be construed, interpreted, enforced and governed by and in accordance with the laws of the State of Florida (excluding the principles thereof governing conflicts of law), and federal law, in the event federal law permits a higher rate of interest than Florida law.

16.6          If any provision or portion of this Note is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Note, and the remaining provisions and portions thereof shall continue in full force and effect.

16.7          This Note may not be amended, extended, renewed or modified nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by an authorized officer of the Lender. Any waiver of any provision hereof shall be effective only in the specific instance and for the specific purpose for which given.

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17.          Waiver or Trial by Jury:          BORROWER AND LENDER (BY ACCEPTANCE OF THIS INSTRUMENT) HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS(WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BORROWER AND LENDER ENTERING INTO THE SUBJECT LOAN TRANSACTION.

THE PROPER FLORIDA DOCUMENTARY STAMP TAX HAS BEEN PAID ON THIS NOTE AND EVIDENCE OF SUCH PAYMENT APPEARS ON THE FUTURE ADVANCE AND CONSOLIDATION AGREEMENT SECURING THIS NOTE.

NET TALK.COM, INC, a Florida Corporation

By: /s/ Anastasios Kyriakides
Anastasios Kyriakides, President

(Corporate Seal)

State of Florida
County of Miami-Dade

The foregoing instrument was acknowledged before me this 11 day of January, 2013 by Anastasios Kyriakides, President of NET TALK.COM, INC, a Florida Corporation, on behalf of the corporation. He [_] is personally known to me or [X] has produced a driver's license as identification.

[Notary Seal]	Notary Public

Printed Name:

My Commission Expires:

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